UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) June 19, 2013 (June 14, 2013)

NEW ENGLAND REALTY ASSOCIATES LIMITED
PARTNERSHIP

(Exact Name of Registrant as Specified in Charter)

Massachusetts	0-12138	04-2619298
(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification Number)

39 Brighton Avenue, Allston, Massachusetts	02134
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code (617) 783-0039

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry Into a Material Definitive Agreement.

On June 14, 2013, Hamilton Green Apartments, LLC (“Buyer”), a Massachusetts limited liability company whose manager is NewReal, Inc. (“New Real”), the general partner of New England Realty Associates Limited Partnership (the “Partnership”) entered into a purchase and sale agreement (the “Purchase Agreement”) with Windsor Green at Andover LLC, a Delaware limited liability company (the “Seller”) to acquire Windsor Green at Andover, a 193 unit apartment complex located at 311 and 319 Lowell Street, Andover,  Massachusetts (the “Property”), for a purchase price of $62.5 million in cash.  In connection with the execution of the Purchase Agreement, Buyer paid into escrow a deposit in the amount of $1,000,000 to be applied against the purchase price at the closing of the purchase of the Property.  If Buyer does not terminate the Purchase Agreement, it will be required to make an additional $1,000,000 escrow deposit by June 24, 2013.

Buyer’s sole member is Nashoba Apartments Limited Partnership, a Massachusetts limited partnership (“Nashoba”). The Partnership is the sole limited partner of Nashoba, and Nashoba’s general partner is Nashoba Apartments, Inc., a Massachusetts corporation wholly owned by the Partnership.

The closing of the acquisition of the Property is subject to numerous customary undertakings, covenants, obligations and conditions and is expected to be completed on or before July 15, 2013.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NEW ENGLAND REALTY ASSOCIATES

LIMITED PARTNERSHIP

	By:	NewReal, Inc., its General Partner

		By	/s/ Ronald Brown

Ronald Brown, its President

Date June 19, 2013